Executive Employment Agreement

EFFECTIVE DATE:	This Executive Employment Agreement (this “Agreement”) is dated as of September 23, 2015
(the “Effective Date”)

PARTIES:	First Interstate BancSystem, Inc.
P.O. Box 30918
401 North 31st Street
Billings MT 59116-0918
(“Employer”)

Kevin P. Riley
3131 Iron Horse Trail #21
Billings MT 59106
(“Executive”)
Recitals
A.Employer is a financial services holding company, headquartered in Billings, Montana, and is the parent company of First Interstate Bank, a community bank with offices throughout Montana, Wyoming, and South Dakota.

B.Executive has nearly 30 years of experience in various positions in the financial services industry, most recently as Chief Financial Officer of Employer.

C.Employer has extended an offer of employment to Executive to serve as its President and Chief Executive Officer subject to the terms and conditions set forth in this Agreement. Executive accepts employment on the terms, covenants, and conditions set forth in this Agreement.
Agreement
In consideration of the foregoing recitals and the covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Employer and Executive agree as follows:
Article I.
DEFINITIONS AND INTERPRETATIONS

1.1Definitions. In addition to the terms defined elsewhere in this Agreement, as used in this Agreement, the following terms have the following meanings:

“Board” means the Board of Directors of Employer.

“Cause” means (1) any gross misconduct, negligence, or omission by Executive; (2) Executive’s material failure or refusal to adhere to the terms of this Agreement or to Employer’s written policies, rules and practices applicable to Executive; (3) Executive’s insubordination or failure to follow Board directives; (4) Executive’s unauthorized disclosure of Confidential Information (defined below) or breach of the Confidentiality provisions contained herein; (5) a material act or acts of dishonesty by Executive involving Employer; (6) Executive’s willful misconduct damaging the Employer, its reputation, products, services, or customers; or (7) commission by Executive of a criminal offense that, if committed in the State of Montana, would have constituted a felony under the laws of the State of Montana or the United States.
“Disability” means any mental or physical condition as a result of which Executive is unable or fails to perform the duties required of Executive under this Agreement, with or without an accommodation, for a period of at least 90 days (which need not be consecutive) during any 12 month period. During any period of Disability Executive must exhaust available PTO and short-term disability.
“Good Reason” means a special right of Executive to terminate employment at his initiative within 90 days following the occurrence of one or more of the following events (except as a result of a prior termination, and except for such events that occur with Executive’s written consent), provided that Executive has provided Employer with notice of such event within 30 days of its initial existence and Employer has not remedied such condition within 30 days of such notice:
(a)a material diminution or change, adverse to Executive, in Executive’s positions, titles, status, rank, nature of responsibilities, or authority with Employer (for this purpose, Executive’s removal as a member of Employer’s Board will only constitute Good Reason if Executive is not nominated for re-election by the Board);

(b)a material decrease in Executive’s annual Base Salary, or a decrease in the target bonus award opportunities described in Article V of this Agreement (other than an across-the-board reduction on a percentage basis for all Named Executive Officers);

(c)a material reduction in the aggregate benefits for which Executive is eligible under Employer’s benefit plans (other than an across-the-board reduction in the aggregate benefits for all Named Executive Officers); or

(d)Employer requiring Executive to relocate more than 50 miles outside of Billings, Montana.

“Named Executive Officers” means those persons designated as named executive officers, or NEOs, in Employer’s definitive proxy statement most recently filed with the Securities and Exchange Commission under cover of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, or as any such proxy statement is amended by subsequent filing.
1.2    Interpretation. Unless a clear contrary intention appears, as used in this Agreement (a) the singular includes the plural and vice versa, (b) reference to any document means such document as amended from time to time, (c) “include” and “including” means including without limiting the generality of any description preceding such term, (d) the word “or” is not exclusive, unless otherwise expressly stated, (e) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement, and (f) headings are for convenience only and do not constitute a part of this Agreement.

Article II.
EMPLOYEMENT DUTIES

Employer will employ Executive as its President and Chief Executive Officer for Employer, and Executive will reside and maintain his principal office in Billings, Montana, and accepts employment under the terms and conditions set forth in this Agreement. Executive will be responsible for performing the business and professional services typically performed by the President and Chief Executive Officer of any company, or as may reasonably be assigned to him by the Board, subject to the general and customary supervision by the Board.
Article III.
FULL-TIME BEST EFFORTS

2.1Full-Time Best Efforts. Executive agrees to devote the professional time and attention required to perform Executive’s obligations under this Agreement, and agrees at all times faithfully, industriously and to the best of Executive’s ability, experience and talent to perform all of Executive’s obligations under this Agreement. Until this Agreement is terminated, Executive may not be employed or engaged by any other person or firm other than Employer unless otherwise provided for in Employer’s policies or authorized by the Board.

3.2.No Conflicting Obligations. Executive represents and warrants to Employer that he is under no obligation or commitment, whether contractual or otherwise, that is inconsistent with his obligations under this Agreement. Executive represents and warrants that he will not use or disclose, in connection with his employment by Employer, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title, or interest and that his employment by Employer as contemplated by this Agreement will not infringe or violate the rights of any other person or entity. Executive represents and warrants to Employer that he has returned all property and confidential information belonging to any prior employers.

Article IV.
TERM AND TERMINATION

4.1    Term. The term of this Agreement will begin on the Effective Date and continue until 11:59 p.m. on December 31, 2018 (“Employment Term”). This Agreement may be renewed for successive one-year terms upon written agreement of both parties no later than 60 days prior to the end of the term.

4.2Termination. Notwithstanding Section 4.1:

(a)This Agreement may be terminated by the agreement of Employer and Executive.

(b)This Agreement and Executive’s employment will terminate immediately upon Executive’s death.

(c)This Agreement may be terminated by Employer on or after the 90th day of Executive’s Disability.

(d)Employer may terminate this Agreement immediately upon notice for Cause.

(e)Executive may terminate this Agreement upon 60 days’ written notice to Employer with or without Good Reason.

(f)Upon termination of Executive’s employment under this Agreement, Employer will have no further obligation to Executive except as specifically provided under this Agreement or as provided for in Employer’s compensation and benefit plans. Executive’s obligations under Article VIII and Article IX will survive termination of this Agreement. Upon termination of this Agreement, Executive agrees to return to Employer any and all equipment, client, project and investor information including, without limitation, confidential files, proprietary information, client files, investor information, project files, construction files, electronic equipment, vehicles, keys, credit cards, and the like, owned by Employer and used by, or in the possession of, Executive.

Article V.
COMPENSATION AND BENEFITS

5.1    Base Salary. Employer agrees to pay Executive an annual salary of Five Hundred Twenty Five Thousand Dollars ($525,000) (the “Base Salary”) in accordance with Employer’s regular payroll practices. This Base Salary is subject to periodic review and adjustment.

5.2Short-Term Incentive Program. Executive will be eligible for an award under any short-term incentive or annual bonus program offered by Employer to its Named Executive Officers. Starting with the year commencing January 1, 2016, Executive will be eligible to earn a bonus based on the target incentive equal to 50% of his Base Salary (“Target Bonus”). For 2015, Executive will be eligible to earn a maximum bonus based on the target incentive calculated as follows: (1) 40% of his base salary as Chief Financial Officer of Three Hundred Twenty One Thousand Three Hundred Sixty Dollars ($321,360) prorated over the first nine months of the year; and (2) 50% of his Base Salary as Chief Executive Officer prorated over the last three months of the year.

5.3Long-Term Incentive Plan. Executive will be eligible for grants of equity and incentive compensation under any equity or incentive compensation program offered by Employer to its Named Executive Officers. Executive’s target long-term incentive for the year commencing 2016 will be no less than 50% of his Base Salary.

5.4    Promotional Grant. Executive will receive a one-time award of restricted stock (the “Promotional Shares”) in an amount equal to the fair market value of Three Hundred Thousand Dollars ($300,000), effective as of September 25, 2015. The Promotional Shares will vest in equal installments on September 25 of 2016, 2017 and 2018. Any Promotional Shares not vested will be forfeited if Executive’s employment with Employer terminates. The grant of the Promotional Shares will be subject to the terms of Employer’s 2015 Equity Incentive Plan and a Restricted Stock Grant Agreement provided to Executive on or around September 25, 2015.

5.5Nonqualified Deferred Compensation. Employer agrees to develop a nonqualified deferred compensation program, either as part of its existing nonqualified deferred compensation plan or through a new supplemental executive retirement plan, pursuant to which Employer will agree to make a contribution as of the end of each calendar year beginning with 2016. Employer’s contributions will be contingent on Executive’s employment with Employer as of the last day of the calendar year, and will be subject to vesting and other terms to be negotiated. The amount of Employer’s contribution on Executive’s behalf will equal 20% of Executive’s Base Salary, plus an additional contribution of up to an additional 20% of Executive’s Base Salary contingent on performance criteria.

5.6Business Expenses. Employer will reimburse Executive for any business-related expenses approved pursuant to Employer’s policy.

5.7Fringe Benefits. Executive will be entitled to participate in any plans, arrangements or distributions by Employer pertaining to or in connection with any leave, paid time off (“PTO”) health insurance, pension, 401(k) and profit sharing plans or benefits that Employer adopts for the senior management executives of Employer (the “Fringe Benefits”) on terms no less favorable than provided to other Named Executive Officers. Executive will be subject to all of the rules of Employer’s plans providing the Fringe Benefits, including without limitation, rules regarding participation and vesting.

5.8Company Car and Social Club Membership. Employer will purchase a company vehicle for Executive to use. The purchase price of the car shall not exceed $65,000. Employer will provide to Executive a membership to one of the country clubs in Billings, Montana.
Article VI.
SEVERANCE PAYMENTS AND BENEFITS
6.1    Employer’s Termination of Executive for Cause or Executive’s Resignation without Good Reason. In the event that Employer terminates Executive’s employment for Cause or Executive resigns without Good Reason, Employer agrees to pay Executive any accrued but unpaid Base Salary through the date of termination or resignation, all accrued but unused PTO earned through the date of termination or resignation, and any reimbursement of expenses owed pursuant to this Agreement on Employer’s next regularly scheduled pay day.

6.2Termination due to Executive’s Death or Disability. In the event that Executive’s employment terminates for death or Disability, Employer agrees to pay Executive or his estate:
(a)all accrued but unpaid Base Salary through the date of termination, paid on Employer’s next regularly scheduled pay day after termination;

(b)all accrued but unused PTO earned through the date of termination, paid on Employer’s next regularly scheduled pay day after termination;

(c)any reimbursement of expenses owed pursuant to this Agreement, paid on Employer’s next regularly scheduled pay day after the expenses have been approved; and

(d)any benefit Executive or his estate may be entitled to under any life or disability plan provided by Employer.

6.3Executive’s Resignation for Good Reason. In the event that Executive resigns for Good Reason (other than in connection with a Change in Control where Executive would be entitled to benefits under Section 6.4 of this Agreement and shall not be entitled to any severance benefits under this Section 6.3), Employer agrees to pay Executive the following severance benefits:

(a)all accrued but unpaid Base Salary through the date of termination or resignation, paid on Employer’s next regularly scheduled pay day after termination or resignation;

(b)all accrued but unused PTO earned through the date of termination or resignation, paid on Employer’s next regularly scheduled pay day after termination or resignation;

(c)any reimbursement of expenses owed pursuant to this Agreement, paid on Employer’s next regularly scheduled pay day after the expenses have been approved;

(d)an amount equal to 1.5 times the Base Salary in effect at the time of the resignation, which shall be paid to Executive in 18 monthly installments commencing on the 60th day after the termination date (subject, however, to delay if applicable under Section 11.11 of this Agreement); and

(e)an additional monthly amount equal to the full premium cost for Executive to continue any applicable medical, health, or life insurance as in effect immediately prior to the date of termination, for a period not to exceed 18 months and terminating on any earlier date on which Executive becomes eligible for coverage from a subsequent employer. In the event such benefit would (in Employer’s determination) violate the non-discrimination rules applicable to group medical plans under the Patient Protection and Affordable Care Act of 2010, Internal Revenue Code Section 105(h), or other applicable law, Employer will treat such amounts as taxable income with respect to Executive and Executive will be responsible for all applicable taxes and withholdings.

6.4Termination following Change in Control. In the event that Employer terminates Executive (other than for Cause, Death or Disability) during the 24-month period following or the 6-month period preceding a Change in Control (as such term is defined in Employer’s 2015 Equity and Incentive Plan), or in the event that Executive resigns for Good Reason during such 30-month period, Employer agrees to pay Executive the following severance benefits:

(a)all accrued but unpaid Base Salary through the date of termination or resignation, paid on Employer’s next regularly scheduled pay day after termination or resignation;

(b)all accrued but unused PTO earned through the date of termination or resignation, paid on Employer’s next regularly scheduled pay day after termination or resignation;

(c)any reimbursement of expenses owed pursuant to this Agreement, paid on Employer’s next regularly scheduled pay day after the expenses have been approved;

(d)an amount equal to 1.5 times the Base Salary plus Target Bonus in effect at the time of the resignation or in effect immediately preceding the Change in Control, whichever is higher, which shall be paid to Executive in 18 monthly installments commencing on the 60th day after the termination date (or, if later, 60 days after the Change in Control is effective, and subject to delay if applicable under Section 11.11 of this Agreement);

(e)a pro rata portion of the Executive’s Target Bonus for the calendar year of the termination, less applicable withholdings and deductions, paid in a lump sum no later than 60 days after the termination date (or, if later, 60 days after the Change in Control is effective, and subject to delay if applicable under Section 11.11 of this Agreement); and

(f)an additional monthly amount equal to the full premium cost for Executive to continue any applicable medical, health, or life insurance as in effect immediately prior to the date of termination, for a period not to exceed 18 months and terminating on any earlier date on which Executive becomes eligible for coverage from a subsequent employer. In the event such benefit would (in Employer’s determination) violate the non-discrimination rules applicable to group medical plans under the Patient Protection and Affordable Care Act of 2010, Internal Revenue Code Section 105(h), or other applicable law, Employer will treat such amounts as taxable income with respect to Executive and Executive will be responsible for all applicable taxes and withholdings.

6.5Conditions To Payment of Severance.

(a)Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between Employer and Executive (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Internal Revenue Code Section 280G and (ii) but for this paragraph would be subject to the excise tax imposed by Code Section 4999, then the Payments shall be payable either (a) in full or (b) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Executive’s receipt on an after-tax basis of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999. Unless Executive and Employer otherwise agree in writing, any determination required under this paragraph will be made in writing by Employer’s independent public accountants, whose determination shall be conclusive and binding upon Executive and Employer for all purposes. Any reduction may be made by Employer in its sole discretion consistent with the requirements of Code Section 409A.

(b)Any payments under Section 6.3 or 6.4 will be made only if, at the time scheduled for such payment, Executive has executed (and the applicable revocation periods have expired) a complete release in favor of Employer, its affiliates, and all of their respective officers, directors, employees, principals, managers, partners, members, attorneys, and representatives, in form and substance satisfactory to Employer.

Article VII.
WITHHOLDING TAX
Employer is entitled to withhold from the Base Salary and any other amounts that it pays to Executive under this Agreement or otherwise, an amount sufficient to satisfy all federal, state and local income and employment tax withholding requirements with respect to any and all amounts paid to Executive by Employer.
Article VIII.
CONFIDENTIAL INFORMATION

8.1Confidential Information. “Confidential Information” as used in this Agreement means any and all communications, information, records, documents, material, data or ideas regarding Employer, including, without limitation, lists of customers; names, addresses, electronic mail addresses and telephone numbers of customers; customer account information; lists of expiration dates of insurance policies sold to customers; financial models and spreadsheets; project development plans and specifications; partnership agreements and legal documents; corporate information and proprietary data as well as future development plans; and any communication with investors, prospective investors, partners, developers, architects, engineers, contractors, lenders, consultants or any other service providers. Information disclosed to Executive by Employer or learned by Executive in the course of Executive’s employment with Employer will be considered Confidential Information by Executive unless the information is conspicuously designated as “Not Confidential” or, if provided orally, identified as not confidential at the time of disclosure.

8.2Nondisclosure and Nonuse Obligation. Executive may not disseminate or in any way disclose any Confidential Information to any person, agency, department, firm or business, provided, Executive may disclose Confidential Information to other employees of Employer, including, without limitation, officers, accountants, attorneys, and directors of Employer. Notwithstanding any other provision of this Agreement, this Agreement will not apply to any Confidential Information: (i) to the extent disclosure is required by law or is necessary to establish the rights of either party to this Agreement; (ii) disclosure of which is authorized in writing by Employer; or (iii) that is in the public domain or becomes part of the public domain through no violation of this Agreement. Executive must promptly give notice to Employer of any unauthorized use or disclosure of any Confidential Information. Employee agrees to assist Employer in remedying any unauthorized use or disclosure of any Confidential Information. Nothing herein shall prevent Executive from disclosing Confidential Information that impacts his personal financial situation to his financial advisors, accountants or attorneys.

Article IX.
COMPETITION AND NON-SOLICITATION

9.1Competition. From and after the termination of Executive’s employment with Employer (the “Termination Date”) until eighteen months after the Termination Date (the “Restricted Period”), Executive may compete with Employer and own, operate, manage, control, engage in, participate in, invest in, hold any interest in, assist, aid, act as a consultant to or otherwise advise in any way, be employed by or perform any services (alone or in association with any person) for, any person (or on behalf of Executive) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly competes with Employer upon prior written approval of the Board. However, if Executive, without the prior written approval of the Board, competes with Employer or owns, operates, manages, controls, engages in, participates in, invests in, holds any interest in, assists, aids, acts as a consultant to or otherwise advises in any way, is employed by or performs any services (alone or in association with any person) for any person (or on behalf of Executive) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly competes with Employer at any time during the Restricted Period, Executive agrees to forfeit any future severance benefits and return to Employer any severance benefits already paid pursuant to Section 6.3 or 6.4 of this Agreement. Nothing in this Agreement shall prevent the Executive from passive investments of less than 1% in public companies or indirect investments through 401(k) plans, mutual funds, etc.

9.2Non-Solicitation. Executive agrees that during the Restricted Period he will not, except on behalf of Employer or with the express written permission of Employer, which may be given or withheld in Employer’s sole discretion, directly or indirectly solicit, or attempt to solicit (on Executive’s own behalf or on behalf of any other person or entity) any customers of Employer or its affiliates, or the employment or retaining of any employee or consultant of Employer or its affiliates.

Article X.
ARBITRATION

Any dispute arising out of or relating to this Agreement shall be settled or made by binding arbitration at a location in Billings, Montana pursuant to the Montana Uniform Arbitration Act or other applicable Montana law, and where not inconsistent, in accordance with the Commercial Arbitration Rules of the American Arbitration Association now or hereafter in effect. The parties to the dispute shall unanimously select the arbitrator. In the event the parties to the dispute are unable to unanimously select an arbitrator within ten (10) days of notice from any party to the dispute to all other parties to the dispute of the need to select an arbitrator, the arbitrator shall be selected in accordance with the Montana Uniform Arbitration Act. The parties to the dispute shall confer with the arbitrator and together shall decide upon a time and date for the arbitration hearing. If the parties to the dispute and the arbitrator are unable to agree upon a time and date for the arbitration hearing, the arbitrator shall determine the time and date for the arbitration hearing. The parties to the dispute shall equally split the arbitrator’s fees and costs. In agreeing to the method of dispute resolution set forth in this arbitration clause, the parties specifically acknowledge that each prefers to resolve disputes by arbitration rather than through the formal court process. FURTHER, EACH OF THEM UNDERSTANDS THAT BY AGREEING TO ARBITRATIONS EACH OF THEM IS WAIVING THE RIGHT TO RESOLVE DISPUTES ARISING FROM OR RELATING TO THIS AGREEMENT IN COURT BY A JUDGE OR JURY, THE RIGHT TO A JURY TRIAL, THE RIGHT TO DISCOVERY AVAILABLE UNDER THE MONTANA RULES OF CIVIL PROCEDURE, THE RIGHT TO FINDINGS OF FACT BASED ON THE EVIDENCE, AND THE RIGHT TO ENFORCE THE LAW APPLICABLE TO ANY CASE ARISING OUT OF OR RELATING TO THIS AGREEMENT BY WAY OF APPEAL, EXCEPT AS ALLOWED UNDER THE MONTANA UNIFORM ARBITRATION ACT. Each of them also acknowledges that each has had an opportunity to consider and study this arbitration provision, to consult with counsel, to suggest modifications or changes, and, if requested, has received and reviewed a copy of the Montana Uniform Arbitration Act.
Article XI.
MISCELLANEOUS

11.1Key-Employee Insurance. Executive agrees that Employer may, from time to time, apply for and take out in its own name and at its own expense, life, health, accident, or other insurance upon Executive that Employer may deem necessary or advisable to protect its interests; and Executive agrees to submit to any medical or other examination necessary for such purposes and to assist and cooperate with Employer in preparing such insurance; and Executive agrees that he will have no right, title, or interest in or to such insurance.

11.2Governing Law. This Agreement shall be governed by the laws of the State of Montana.

11.3No Waiver. The failure of either party to demand strict performance and compliance with any part of this Agreement shall not be deemed to be a waiver of the rights of such party under this Agreement or by operation of law. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

11.4Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

11.5Counterparts and Facsimile Signatures. This Agreement and any amendments to this Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one agreement. A facsimile or electronic signature to this Agreement and any amendments to this Agreement shall be deemed an original and binding upon the party against whom enforcement is sought.

11.6Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile or electronic mail if sent during normal business hours of the recipient, if not, then on the next business day; or (iii) upon receipt, if sent by registered or certified mail or nationally recognized overnight courier. All notices shall be sent to Employer or Executive at the address set forth on the first page of this Agreement, or at such other address as either party may designate by notice pursuant to this Section.

11.7Entire Agreement. The terms of this Agreement express and constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, term sheets, offer letters, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification, waiver or termination of this Agreement shall be binding, unless executed in writing by the party to be bound.

11.8Acknowledgments; Separate Representation. Each of the parties represents, acknowledges and agrees that the respective party has been advised to consult with professional legal and accounting advisors with respect to the legal and tax consequences of the transactions described in this Agreement and all agreements referenced in this Agreement, and each party has obtained and relied upon its own independent legal and accounting advisors in connection with the transactions contemplated in this Agreement.

11.9Amendment. This Agreement may be amended or altered by written instrument executed by all of the parties to this Agreement.

11.10Attorney’s Fees. In the event of any arbitration or other proceeding for the interpretation or enforcement of this Agreement, the prevailing party in such arbitration or other legal proceeding shall be entitled to recover its costs and expenses incurred, including, without limitation, reasonable attorneys’ fees

11.11Code Section 409A. The intent of the parties is that payments and benefits under this Agreement (including all attachments, exhibits and annexes) be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, Executive shall not be considered to have terminated employment with Employer for purposes of this Agreement, and no payment shall be due to Executive under this Agreement, until Executive would be considered to have incurred a “separation from service” from Employer within the meaning of Code Section 409A. Each amount to be paid or benefit to be provided to Executive pursuant to this Agreement that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate identified payment for purposes of Code Section 409A. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments to be made to Executive upon his or her separation from service would result in the imposition of any individual penalty tax imposed under Code Section 409A by reason of Executive’s status as a “specified employee,” the payment shall instead be made on the first business day after the earlier of (i) the date that is six months following such separation from service and (ii) Executive’s death. To the extent that the Agreement provides for the reimbursement of specified expenses incurred by Executive, such reimbursement shall be made in accordance with the provisions of the Agreement, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred. The amount of expenses eligible for reimbursement or in-kind benefits provided by Employer in any taxable year of Executive shall not affect the amount of expenses or in-kind benefits to be reimbursed or provided in any other year (except in the case of maximum benefits to be provided under a medical reimbursement arrangement, if applicable).

11.12Recovery of Compensation in Connection with Financial Restatement. Notwithstanding any other provision of this Agreement to the contrary, if the Board determines that Employer is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, Executive shall reimburse Employer for any amounts earned or payable to the extent required by applicable law and Employer’s Clawback Policy. Without limiting the foregoing, all compensation paid by Employer to Executive is subject to any compensation recapture policies required by applicable law (including the Sarbanes-Oxley Act of 2002) or that are established by Employer from time to time, including any clawback policy adopted or implemented in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time to the extent required therein and the implementing regulations.

The parties have executed this Agreement effective as the Effective Date.

EMPLOYER:

First Interstate BancSystem, Inc.

By: /s/ THOMAS W. SCOTT
Thomas W. Scott
Chairman of the Board of Directors
Date: September 25, 2015

EXECUTIVE:

/s/ KEVIN P. RILEY
Kevin P. Riley
Date: September 25, 2015

8049430_11